Exhibit 99.1
Imperial Oil acquires exploration parcel in Beaufort Sea
Calgary, Alberta — July 19, 2007 — Imperial Oil announced today that it was successful, along with co-venturer ExxonMobil Canada, in acquiring exploration rights for a parcel in the Beaufort Sea.
Imperial and ExxonMobil Canada were awarded the exploration license after bidding a work program of $585 million (Cdn). Imperial’s 50 percent share of the work program would be $292.5 million. License terms are such that Imperial’s minimum commitment is 25 percent of its share, or $73.1 million.
“Imperial is pleased it was successful in acquiring this offshore acreage. This parcel is a major addition to Imperial’s undeveloped acreage position,” said Randy Broiles, senior vice-president, resources. “Although the Arctic remains a high potential, technology intensive frontier area, this presents a potential opportunity to add to our resource base in the Beaufort Sea and is consistent with our continued interest in energy development for Canada.”

For further information:

Media relations Gordon Wong 403-237-2710	Investor relations Dee Brandes 403-237-4537